Exhibit 2.1

STOCKHOLDERS AGREEMENT
BY AND BETWEEN
NCI BUILDING SYSTEMS, INC.,
CLAYTON, DUBILIER & RICE FUND VIII, L.P.
AND
CD&R FRIENDS & FAMILY FUND VIII, L.P.
DATED AS OF OCTOBER 20, 2009

TABLE OF CONTENTS

		Page
ARTICLE I
DEFINITIONS
Section 1.1	Certain Definitions	3

ARTICLE II
REPRESENTATIONS AND WARRANTIES
Section 2.1	Representations and Warranties of the Company	14
Section 2.2	Representations and Warranties of the Investor	14

ARTICLE III
GOVERNANCE MATTERS; VOTING; STANDSTILL PROVISIONS
Section 3.1	Board of Directors	14
Section 3.2	Voting	21
Section 3.3	Standstill and Other Restrictions	21

ARTICLE IV
TRANSFER AND HEDGING RESTRICTIONS
Section 4.1	Transfer Restrictions	22
Section 4.2	Hedging Restrictions	25

ARTICLE V
SUBSCRIPTION RIGHTS
Section 5.1	Subscription Rights	25
Section 5.2	Notice	25
Section 5.3	Purchase Mechanism	26
Section 5.4	Failure to Purchase	27
Section 5.5	Certain Qualified Offerings	28
Section 5.6	Cooperation	28
Section 5.7	Limitation of Rights	28
Section 5.8	Termination of Subscription Rights	28

ARTICLE VI
CONSENT RIGHTS
Section 6.1	Investor Consent Rights	28

     THIS STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of October 20, 2009, is made by and among NCI Building Systems, Inc., a Delaware corporation, Clayton, Dubilier & Rice Fund VIII, L.P., a Cayman exempted limited partnership (“CD&R Fund VIII”), and CD&R Friends & Family Fund VIII, L.P., a Cayman Islands exempted limited partnership (“CD&R FF Fund VIII,” and together with CD&R Fund VIII, the “Initial Investors”).
WITNESSETH:
          WHEREAS, the Company (as herein defined) and CD&R Fund VIII have entered into an Investment Agreement, dated August 14, 2009 (as it may be amended from time to time, the “Investment Agreement”), pursuant to which the Initial Investors purchased and acquired from the Company, and the Company issued and sold to Initial Investors (the “Investment”), shares (the “Series B Preferred Shares”) of a newly created series of preferred stock designated the Series B Cumulative Convertible Participating Preferred Stock, par value $1.00 per share of the Company (the “Series B Preferred Stock”), which is convertible into shares of Common Stock, par value $.01 per share of the Company (the “Common Stock”); and
          WHEREAS, the Investor (as defined herein) and the Company desire to set forth certain terms and conditions regarding the Investment and the ownership of the shares of the Series B Preferred Stock, including certain restrictions on the Transfer (as defined herein) of the Series B Preferred Stock and the Common Stock issuable upon conversion thereof and on certain actions of the Investor and its Affiliates with respect to the Company, and to provide for, among other things, subscription rights, corporate governance rights and consent rights and other obligations and rights;
          NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants and conditions contained herein, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
          Section 1.1 Certain Definitions. In addition to other terms defined elsewhere in this Agreement, as used in this Agreement, the following terms shall have the meanings ascribed to them below. All terms used and not defined in this Agreement shall have the meanings assigned to them in the Investment Agreement.
          “10% Holder” shall mean a Person or Group Beneficially Owning securities of the Company entitling such Person or Group to cast a number of votes in excess of 10% of the Aggregate Voting Power.
          “Affiliate” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person. For purposes of this Agreement, “control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).

          “Affiliate Transactions” shall mean any transactions between the Company and its Controlled Affiliates, on the one hand, and the Investor and its Affiliates (other than the Company and its Controlled Affiliates), on the other hand; provided, that none of the following shall constitute an Affiliate Transaction:
          (i) acquisitions of securities, or payments, transactions, Board of Director rights, access rights, anti-dilution rights, registration rights, subscription rights and the other matters governed by this Agreement, the Investment Agreement, the Registration Rights Agreement, the Indemnification Agreement or the Series B Certificate, including, without limitation, the rights, powers and preferences of the Holders (as defined in the Series B Certificate) under the terms of the Series B Certificate;
          (ii) customary compensation arrangements (whether in the form of cash or equity awards), expense reimbursement, D&O insurance coverage, and indemnification arrangements (and related advancement of expenses) in each case for Investor Directors and Board Observers; or
          (iii) transactions and arrangements in the ordinary course of business and on arm’s length third-party terms with any portfolio company held or managed by the Investor or the Parent Controlled Affiliates and not involving in excess of $1 million per annum with respect to any such portfolio company and $5 million per annum with respect to all such portfolio companies.
          “Aggregate Voting Power” means, as of any date, the number of votes that may be cast by all holders of Common Stock and all holders of Non-Common Voting Stock voting together as a single class on any matter on which the holders of Common Stock are entitled to vote.
          “Agreement” shall have the meaning set forth in the Preamble.
          “Amended Credit Agreement” shall mean the Amended Credit Agreement, as the same may be amended, supplemented, waived, restated, otherwise modified, extended, renewed, refinanced or replaced, in whole or in part, from time to time.
          “Amendment Recommendation” shall have the meaning set forth in Section 6.2.
          “Authorized Stock Certificate Amendment” means the amendment set forth in paragraph 1 of Exhibit A attached hereto.
          “Authorized Stock Stockholder Approval” means the affirmative vote (in person or in proxy) by the holders of at least a majority in voting power of the outstanding shares of Common Stock voting as a separate class, at the Stockholders Meeting or any adjournment or postponement of the Stockholders Meeting, in favor of Authorized Stock Certificate Amendment.
          “Bankruptcy Exceptions” shall have the meaning set forth in Section 2.1(c).

          “Beneficially Own” shall mean, with respect to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act as in effect on the date hereof, and “Beneficial Ownership” shall have the corresponding meaning; provided, that the Investor and its Affiliates shall not be deemed to “Beneficially Own” any securities of the Company held or owned by an Investor Portfolio Company.
          “Board” shall mean the Board of Directors the Company.
          “Board Observer” shall have the meaning set forth in Section 3.1(b)(iii).
          “Business Combination” means (i) any reorganization, consolidation, merger, share exchange, tender or exchange offer or other business combination or similar transaction involving the Company with any Person or (ii) the sale, assignment, conveyance, transfer, exchange, lease or other disposition (including by liquidation or dissolution of the Company) by the Company of all or substantially all of its assets to any Person.
          “Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday in New York City or Houston, or any other day on which commercial banks in New York City or Houston are authorized or required by Law or government decree to close.
          “By-laws” means the By-laws of the Company, as amended from time to time (subject to Section 6.1(a)(x)).
          “CD&R Director” shall mean any CD&R Nominee elected or appointed to the Board, from time to time, and the principals or partners of the Investor who are designated as such on Schedule 3.1(a).
          “CD&R FF Fund VIII” shall have the meaning set forth in the preamble.
          “CD&R Fund VIII” shall have the meaning set forth in the preamble.
          “CD&R Nominee” shall mean a principal or partner of the Investor or Parent who is designated by the Investor in writing to the Company as a nominee for election to the Board, or is designated as a replacement director for appointment to the Board, pursuant to Section 3.1(b)(i) or Section 3.1(b)(ii).
          “Certificate of Incorporation” shall mean the Company’s Restated Certificate of Incorporation, as amended from time to time (subject to Section 6.1(a)(x)).
          “Certificate of Incorporation Amendment” shall have the meaning set forth in Section 6.2.
          “Change in Circumstances” means an action taken with the consent of the Investor pursuant to Section 6.1(b) that causes Section 305(a) of the Code not to apply to any actual or deemed PIK Distribution.
          “Change of Control” shall mean, with respect to the Company, the occurrence of any one of the following events:

     (i) any Person or Group (other than the Investor and its Affiliates) holds or acquires, directly or indirectly, a Voting Interest greater than 50%;
     (ii) the consummation of a Non-Qualified Business Combination; or
     (iii) the number of votes that can be cast by individuals, who are not Continuing Directors and who are nominated by any Person or Group other than the Investor and its Affiliates, constitute at least a majority of the aggregate number of votes that can be cast by all of the directors then on the Board.
          “Change of Control Event” shall mean any of the following: (a) the Company executes definitive documentation for a transaction that will result in or has resulted in a Change of Control, (b) the Board approves, accepts or recommends to the stockholders of the Company a transaction that upon consummation will result in a Change of Control, (c) the stockholders of the Company approve a transaction that upon consummation will result in a Change of Control or (d) a Change of Control has been consummated; provided that no Change of Control Event shall be deemed to have occurred if (x) with respect to a Change of Control of the types set forth in clauses (i) and (ii) of the definition of “Change of Control”, at the time of the event or action set forth in clause (a), (b), (c) or (d) hereof, as applicable, (A) the Investor Voting Interest is equal to or greater than 45% and (B) the aggregate number of votes that the Investor Directors are entitled to cast do not constitute a majority of the total number of votes that can be cast by all of the members of the Board of Directors or the aggregate number of votes that are cast by Investor Directors do not constitute a majority of the total number of votes that could be cast by the directors constituting the quorum granting such approval or recommendation of the consummation of such Non-Qualified Business Combination and (y) with respect to a Change of Control of the type set forth in clause (iii) of the definition of “Change of Control”, at the time of election of any such individual, the Investor Voting Interest is equal to or greater than 45%; provided that if the Investor Transfers any of the Investor Voting Interest and the effect thereof is to make an event or action which would not be a Change of Control Event prior to such Transfer into a Change of Control Event, such Transfer shall not be effective for purposes of determining whether a Change of Control Event has occurred.
          “Class I” means the class of directors whose term of office shall expire at the 2012 meeting of the stockholders of the Company.
          “Class II” means the class of directors whose term of office shall expire at the 2010 annual meeting of the stockholders of the Company.
          “Class III” means the class of directors whose term of office shall expire at the 2011 annual meeting of the stockholders of the Company.
          “Closing” shall have the meaning assigned in the Investment Agreement.
          “Closing Date” shall have the meaning assigned in the Investment Agreement.
          “Code” shall mean the Internal Revenue Code of 1986, as amended.
          “Common Stock” shall have the meaning set forth in the recitals hereto.

          “Company” shall mean NCI Building Systems, Inc., a Delaware corporation, and its successors and assigns.
          “Company Default Event” shall mean, at any time prior to an Investor Rights Termination Event, either of the following events:
          (i) the failure of any Investor Nominee to be elected to the Board within 45 calendar days following any annual or special meeting of stockholders of the Company at which such individual stood for election but was nevertheless not elected, provided that there shall be no Company Default Event as a result of this clause (i) if such individual (or an alternate designated by the Investor) is elected or appointed to the Board (regardless of whether such individual accepts such appointment or complies with any obligations relating to such individual’s appointment or service) prior to the expiration of such 45-day period; or
          (ii) the removal of an Investor Director from the Board without cause other than by action, or at the request or direction, directly or indirectly, of the Investor.
          “Competitor” shall mean any Person that manufactures, engineers, markets, sells or provides, within North America, (i) metal building systems or components (including, without limitation, primary and secondary framing systems, roofing panels and/or systems, end or side wall panels, sectional or roll-up doors, insulated metal panels, windows, or other metal components of a building structure), (ii) coated or painted steel or metal coils, or (iii) coil coating or coil painting services, and the engineering, marketing, selling and providing of the items referred to in clauses (i) — (iii) in the aggregate either (x) is the primary business of such Person or (y) such Person and its Affiliates generated revenue from such items for the twelve (12) months comprising its most recently completed four fiscal quarters equal to or greater than 50% of the aggregate revenue of the Company during such period.
          “Continuing Directors” shall mean (i) the directors who constitute the Initial Board, (ii) any person becoming a director subsequent to the date of this Agreement whose election or nomination for election was approved by the affirmative majority vote of the directors who are Continuing Directors at the time of such election or nomination (either by a specific vote or by approval of the proxy statement of the relevant party in which such person is named as a nominee for director, without written objection to such nomination), (iii) all Unaffiliated Shareholder Directors nominated or selected in accordance with Section 3.1(c)(ii) or (iii) hereof, and (iv) all Investor Directors, even if the individuals serving as Investor Directors should change.
          “Controlled Affiliate” shall mean any Affiliate of the specified Person that is, directly or indirectly, controlled (as defined in the definition of “Affiliate”) by the specified Person.
          “Covered Securities” shall mean any equity of the Company (including Common Stock, preferred stock or restricted stock), or any Equity Equivalents, in each case, other than Excluded Securities.
          “Designated Securities” shall have the meaning set forth in Section 5.2(a).

          “Determination” shall have the meaning given thereto in Section 1313(a) of the Code.
          “Directed Offer” means any so-called “registered direct” sale, block trade or other similar offering or Transfer that is not widely distributed.
          “Equity Equivalents” shall mean any securities, options or debt of the Company that are convertible or exchangeable into equity of the Company (or securities, options or debt convertible into or exercisable therefor) or that include an equity component (such as an “equity” kicker) (including any hybrid security).
          “Exchange Act” shall mean the Securities Exchange Act of 1934, or any successor federal statute, and the rules and regulations promulgated thereunder, all as amended, and as the same may be in effect from time to time.
          “Excluded Securities” shall mean any securities that are (i) issued by the Company pursuant to any employment contract, employee or benefit plan, stock purchase plan, stock ownership plan, stock option or equity compensation plan or other similar plan, to or for the benefit of any employees (including new employees), officers or directors of the Company or any of its Subsidiaries, (ii) issued by the Company in connection with business combinations, mergers, or acquisitions of assets or securities of another Person, or (iii) issued upon the conversion, exchange or exercise of any security or right or purchase obligation that either (x) is outstanding as of the date hereof in accordance with its terms as such terms exist as of the date hereof or (y) becomes outstanding after the date hereof if the security being converted, exchanged or exercised was issued after the date hereof and was a Covered Security at the time of its issuance.
          “Group” shall mean any “group” as such term is used in Section 13(d)(3) of the Exchange Act.
          “Hedge” shall mean to enter into any agreement, arrangement, transaction or series of transactions, including any swap or any repurchase or similar so-called “stock borrowing” agreement or arrangement, that hedges, mitigates or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Common Stock or any other security of the Company, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of the Common Stock or any other security of the Company, in each case regardless of whether any such agreement, arrangement transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise.
          “Hedging Limitation Period” shall mean the period from the date hereof until the later of (i) the 30-month anniversary of the Closing Date and (ii) the occurrence of an Investor Rights Termination Event.
          “Independent Director” shall mean a director who is (i) not an Affiliate of the Investor or of the Company and (ii) would qualify as an “Independent Director” pursuant to the listing standards of the NYSE, or, if the securities of the Company are not quoted or listed for trading on the NYSE, pursuant to the rules of the stock exchange on which the securities of the

Company are then quoted or listed for trading, with respect to (x) the Investor and its Affiliates (as if such Persons were listed on the NYSE or such other stock exchange) and (y) to the Company (including that such individual has, and in the period starting three (3) years prior to the date of determination and ending on the date of determination, has had, no material relationship with either the Investor, its Affiliates or the Company (excluding such individual’s service, if any, as a director on the board of (1) not more than one of the Investor’s portfolio companies, or (2) the Company)).
          “Independent Non-Investor Directors” shall mean the Independent Directors on the Board who are not Investor Directors.
          “Initial Board” shall mean the directors who are members of the Board effective as of the Closing.
          “Initial Investors” shall have the meaning set forth in the preamble.
          “Investment Agreement” shall have the meaning set forth in the Recitals.
          “Investor” means the Initial Investors and any Parent Controlled Affiliates that are either transferees or assignees of Series B Preferred Stock in accordance with the provisions of Section 4.1(a) and Section 9.2, respectively.
          “Investor Consent Action” shall mean any of the actions of the Company requiring the consent of the Investor pursuant to Article VI.
          “Investor Director” shall mean any Investor Nominee who is elected or appointed to the Board.
          “Investor Director Number” shall mean a number of directors that is proportionate to the Investor Voting Interest, rounded to the nearest whole number.
          “Investor Independent Director” shall mean any Investor Independent Nominee who is elected or appointed to the Board, from time to time, and the directors on the Initial Board who are designated as such on Schedule 3.1(a).
          “Investor Independent Nominee” shall mean an individual who (i) is designated by the Investor in writing to the Company for election to the Board, or is designated as a replacement director for appointment to the Board, pursuant to Section 3.1(b)(i) or Section 3.1(b)(ii) and (ii) would be an Independent Director upon such individual’s appointment or election to the Board.
          “Investor Nominee” shall mean a CD&R Nominee, an Investor Independent Nominee or an Other Investor Nominee.
          “Investor Portfolio Company” shall mean any portfolio company of Parent or the Investor with respect to which neither Parent, the Investor nor any of their respective Affiliates (excluding the portfolio company and its Controlled Affiliates) exercises control over investment decisions with respect to the Company’s securities, or encouraged, influenced or facilitated any such decision or action by such portfolio company with respect to the Company’s securities; provided, that (a) neither Parent, the Investor nor any of their respective Affiliates (excluding the portfolio company and its Controlled Affiliates) shall provide or have provided to such portfolio company or any of its Controlled Affiliates any non-public information concerning the Company or any Subsidiary of the Company and (b) such portfolio company is not acting at the request or direction of or in coordination with any of Parent, the Investor or any of their respective Controlled Affiliates (excluding the portfolio company and its Controlled Affiliates).
          “Investor Rights Period” shall have the meaning set forth in Section 3.1(b)(i).
          “Investor Rights Termination Event” shall be deemed to have occurred if, at any time following the Closing Date, the Percentage Interest is less than 10%.
          “Investor Voting Interest” shall mean, as of any date, with respect to the Investor, the ratio, expressed as a percentage, of (i) the aggregate number of votes that may be cast by holders of Common Stock and Non-Common Voting Stock Beneficially Owned by the Investor at the relevant time divided by (ii) the Aggregate Voting Power at the relevant time.
          “IRS Forms” shall have the meaning set forth in Section 9.1(c).
          “Law” shall mean applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any United States or foreign governmental or regulatory agency, commission, court, body, entity, authority or self-regulatory organization.
          “Non-Common Voting Stock” shall mean (i) Series B Preferred Stock and (ii) any other class or series of capital stock of the Company entitled to vote together with the Common Stock as a single class with respect to the election of directors to the Board.
          “Non-Qualified Business Combination” shall mean a Business Combination that is not a Qualified Business Combination.
          “NYSE” means the New York Stock Exchange.
          “Other Investor Director” shall mean any Other Investor Nominee who is elected or appointed to the Board, from time to time, and the directors on the Initial Board who are designated as such on Schedule 3.1(a).
          “Other Investor Nominee” shall mean an individual who (i) is designated by the Investor in writing to the Company for election to the Board, or is designated as a replacement director for appointment to the Board, pursuant to Section 3.1(b)(i) or Section 3.1(b)(ii), and (ii) is neither a CD&R Nominee nor an Investor Independent Nominee.
          “Parent” shall mean any entity that is or performs the functions of, directly or indirectly, the managing member or general partner of the Investor or is the investment manager with respect to such entity and all such entities collectively.

          “Parent Controlled Affiliate” shall mean Parent and any individuals that are partners, managing members or have similar titles with respect thereto, together with the Controlled Affiliates of any of them or of the Investor or any entity with respect to which Parent is the investment manager.
          “Percentage Interest” shall mean, as of any date, the ratio, expressed as a percentage, of (i) the Investor Voting Interest as of such date (determined as if there had been no issuances of Common Stock or Non-Common Voting Stock following the Closing to any Person(s)) by (ii) the Investor Voting Interest immediately following the Closing.
          “Permitted Increase” shall mean (i) an acquisition of Qualified Debt or (ii) an acquisition of securities of the Company or its Subsidiaries as the result of (A) the payment of dividends in kind in additional shares of Series B Preferred Stock pursuant to the Series B Certificate, (B) the exercise of subscription rights pursuant to Article V, (C) the adjustment of the Conversion Price (as defined in the Series B Certificate) pursuant to the terms of the Series B Certificate, (D) any repurchase or redemption of securities by the Company or (E) any other right of the Investor or transaction contemplated by this Agreement or the other Transaction Documents.
          “Permitted Third Party Transferee” shall have the meaning set forth in Section 4.1(b).
          “Person” shall mean a legal person, including any individual, corporation, company, partnership, joint venture, association, joint-stock company, trust, limited liability company or unincorporated association or any other entity or organization, including a government or any agency or political subdivision thereof, or any other entity of whatever nature.
          “PIK Distribution” shall have the meaning set forth in Section 6.1(b).
          “Private Placement” shall have the meaning set forth in Section 5.2(b).
          “Proceeds” means, for purposes of Section 6.1(a)(iii), the cash proceeds to the Company from the issuance or sale of any capital stock, other than options and warrants, plus, with respect to options and warrants, the aggregate exercise price and/or conversion price that would be received by the Company if all of such options were to be exercised or converted in full.
          “Proprietary Information” shall have the meaning set forth in Section 8.1.
          “Qualified Business Combination” shall mean a Business Combination immediately following which: (i) the individuals and entities that were the Beneficial Owners of the Common Stock and Non-Common Voting Stock outstanding immediately prior to such Business Combination Beneficially Own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or equivalent) of the entity resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or indirectly through one or more

Subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the voting power of the Common Stock and Non-Common Voting Stock, and (ii) no Person or Group (excluding the Investor and its Affiliates) either (x) Beneficially Owns, directly or indirectly, more of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or equivalent) of such entity than the Investor and its Affiliates so Beneficially Own, and, solely in the case of the application of this definition for purposes of clauses (iii) and (iv) of Section 4.1(a), the Investor and its Affiliates shall Beneficially Own, directly or indirectly, more than 17.5% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or equivalent) of such entity, or (y) Beneficially Owns, directly or indirectly, 25% or more of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or equivalent) of such entity.
          “Qualified Debt” means the term loans advanced pursuant to, or outstanding under, the Amended Credit Agreement.
          “Qualified Debt Holder” means, at any time, any of the Investor and its Parent Controlled Affiliates that is a holder of record of Qualified Debt at such time.
          “Qualified Offering” shall mean any public or nonpublic offering of Covered Securities.
          “Registrable Shares” shall have the meaning set forth in the Registration Rights Agreement.
          “Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of the date hereof, executed and delivered between the Company and the Initial Investors concurrently with the execution and delivery of this Agreement.
          “Resulting Entity Preferred Stock” shall have the meaning set forth in Section 4.1(a).
          “Securities” shall mean (i) Series B Preferred Shares, (ii) shares of Series B Preferred Stock issued as payment of dividends in kind pursuant to the Series B Certificate and (iii) the Registrable Shares.
          “Securities Act” shall mean the U.S. Securities Act of 1933, and any similar or successor federal statute, and the rules and regulations promulgated thereunder, all as amended, and as the same may be in effect from time to time.
          “Series B Certificate” shall mean the Certificate of Designations, Preferences and Rights of Series B Preferred Stock in the form contemplated by the Investment Agreement and filed with the Secretary of State of Delaware on October 19, 2009.
          “Series B Preferred Shares” shall have the meaning set forth in the Recitals.
          “Series B Preferred Stock” shall have the meaning set forth in the Recitals.

          “Stockholders Meeting” shall have the meaning set forth in Section 6.2.
          “Tax Returns” shall mean any return, report or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes (and any amendments thereto), including any information return, claim for refund or declaration of estimated Taxes.
          “Taxes” shall mean any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity (such Governmental Entity, a “Tax Authority”), including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and including any liability in respect of any items described above as a transferee or successor, or pursuant to Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), or as an indemnitor, guarantor, surety or in a similar capacity under any contract, arrangement, agreement, understanding or commitment (whether oral or written).
          “Transfer” shall have the meaning set forth in Section 4.1(a).
          “Transfer Exception” shall have the meaning set forth in Section 4.1(a).
          “Transfer Limitation Period” shall mean any time during the period from the Closing Date to the 30-month anniversary of the Closing Date during which the Unaffiliated Shareholders’ Voting Interest is equal to or greater than 5%; provided that the Transfer Limitation Period shall terminate upon the occurrence of (x) a Company Default Event or (y) a Change of Control Event.
          “Unaffiliated Shareholder Directors” shall have the meaning set forth in Section 3.1(c)(i).
          “Unaffiliated Shareholders” shall mean the stockholders of the Company not Affiliated, and not a member of a Group, with the Investor.
          “Underlying Sale” shall have the meaning set forth in Section 5.5.
          “Voting Agreement Termination Event” shall mean any of the following: (i) a Change of Control Event or (ii) the later of (x) the 6-month anniversary of an Investor Rights Termination Event and (y) the 30-month anniversary of the Closing Date.
          “Voting Interest” shall mean, as of any date, with respect to a specified Person(s), the ratio, expressed as a percentage, of (i) the aggregate number of votes that may be cast by holders of Common Stock and Non-Common Voting Stock Beneficially Owned by such Person(s) at the relevant time divided by (ii) the Aggregate Voting Power at the relevant time.

ARTICLE II
REPRESENTATIONS AND WARRANTIES
          Section 2.1 Representations and Warranties of the Company. The Company represents and warrants to the Initial Investors as of the date hereof as follows:
          (a) The Company has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware, and has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby.
          (b) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company.
          (c) This Agreement has been duly authorized, validly executed and delivered by the Company, and assuming due authorization, execution and delivery of this Agreement by the Initial Investors, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at Law or in equity (“Bankruptcy Exceptions”).
          Section 2.2 Representations and Warranties of the Initial Investors. Each of the Initial Investors represents and warrants to the Company as of the date hereof as follows:
          (a) Each of the Initial Investors has been duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its organization, and has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby.
          (b) The execution, delivery and performance of this Agreement by each of the Initial Investors and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Initial Investor.
          (c) This Agreement has been duly authorized, validly executed and delivered by each of the Initial Investors, and assuming due authorization, execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of each of the Initial Investors, enforceable against each of the Initial Investors in accordance with its terms, except to the extent that the enforcement thereof may be limited by the Bankruptcy Exceptions.
ARTICLE III
GOVERNANCE MATTERS; VOTING; STANDSTILL PROVISIONS
          Section 3.1 Board of Directors.

          (a) Initial Board. The Initial Board shall consist of the individuals set forth on Schedule 3.1(a), each serving, effective as of the Closing, in the class of the Board set forth beside their name on such schedule.
          (b) Investor Directors.
     (i) Investor Director Nomination, Appointment and Election. From and after the Closing until an Investor Rights Termination Event (the “Investor Rights Period”), subject to Section 3.1(c), the Investor shall be entitled to nominate for election, fill vacancies and appoint replacements for a number of Investor Directors up to the Investor Director Number. Subject to (A) limitations and requirements imposed by Law, regulation or the rules of a stock exchange on which the securities of the Company are quoted or listed for trading and (B) the preceding sentence, there shall be no limit on the number of, and the number of votes that can be cast by, Investor Directors that are CD&R Directors or Other Investor Directors. At each annual meeting or special meeting of stockholders during the Investor Rights Period at which any directors of the Company are to be elected, the Company shall take all corporate and other actions necessary to cause the applicable Investor Nominees to be nominated for election as directors on the Board and will use its reasonable best efforts to solicit proxies in favor of the election of such Investor Nominees to be elected at such meeting, in each case for a term expiring at the annual meeting of stockholders at which the term for directors in such Investor Nominee’s class of directors shall expire and until such Investor Nominee’s successor shall have been duly elected and qualified or at such earlier time (if any) as such Investor Nominee may resign, retire, die or be removed as a director of the Company. During the Investor Rights Period, (1) if the number of Investor Directors exceeds the Investor Director Number, unless otherwise requested by the Company by action of the Independent Non-Investor Directors, the Investor shall promptly (and in any event, if so requested, prior to the time at which the Board next takes any action, whether at a meeting or by written consent) cause one or more of the CD&R Directors or the Other Investor Directors to resign such that, following the resignations of such individuals, the number of Investor Directors no longer exceeds the Investor Director Number at such time and (2) if the limitations and requirements imposed by Law, regulation or the rules of a stock exchange on which the securities of the Company are quoted or listed for trading require a change to the number of Investor Directors that are not Investor Independent Directors (including the number of votes that can be cast by such directors), following consultation with the Board, the Investor shall promptly cause one or more of the CD&R Directors or the Other Investor Directors to resign and, if, following such resignations, the number of Investor Directors falls below the Investor Director Number, Investor Independent Nominees shall be designated and appointed to the Board in accordance with the terms of Section 3(b)(ii) so that, following such appointments, the number of Investor Directors equals the Investor Director Number. Notwithstanding anything to the contrary in this Agreement, at all times during the Investor Rights Period, the Investor Director Number shall not be less than one.
     (ii) Investor Director Replacements and Vacancies. The CD&R Directors who are members of the Nominating and Corporate Governance Committee (or if none serve thereon, the remaining CD&R Directors or, if no CD&R Directors remain in office, the Investor) shall have the right to designate (x) any replacement for an Investor Director upon the death, resignation, retirement or removal from office of such director and (y) fill any other vacancy or vacancies of the Board to the extent that the number of Investor Directors is less than the Investor Director Number, and the Company and the Board will use its reasonable best efforts to take all corporate and other actions necessary to cause the Investor Nominees designated pursuant to this sentence to be appointed to the Board.
     (iii) Board Observer. Upon the occurrence of any Company Default Event, the Investor shall have the right to designate an individual (a “Board Observer”) to attend (without voting rights) each meeting of the Board or any committee thereof (and to receive from the Company, subject to the execution and delivery of a customary confidentiality agreement, copies of all notices, information and other material it provides to the Board and committees thereof) until such time as such Company Default Event is cured. The Company agrees that each Board Observer shall be entitled to reimbursement for its participation and related expenses as if such Board Observer were a director of the Company.
     (iv) Non-Participation of CD&R Directors and Other Investor Directors With Respect to Certain Actions. Solely with respect to any action to be taken, or any determination to be made, with respect to whether dividends payable on the outstanding shares of Series B Preferred Stock are to be paid in cash or by issuing shares of Series B Preferred Stock pursuant to, and in accordance with, the Series B Certificate, (A) such action shall be taken or determination shall be made on behalf of the Company by a majority of the directors (though less than a quorum) who are not CD&R Directors or Other Investor Directors and (B) no CD&R Director or Other Investor Director shall have any right to vote upon, and by a decision of the remaining directors may be excluded from participating in any discussion of, such action or determination; provided, however, (x) the CD&R Directors and the Other Investor Directors shall have the right prior to any vote upon or discussion of any such action or determination to present to the remaining directors their opinion, and the basis for such opinion, with respect to such action or determination and (y) the remaining directors shall reasonably believe that the action taken or determination made by the remaining directors will not (1) constitute a Default under any of the terms, conditions or provisions of any of the Refinancing Agreements or any other material financing or loan agreement, contract or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries are bound, or to which the Company or any of its Subsidiaries or any of the properties, assets, or rights of the Company or any of its Subsidiaries may be subject or (2) result in the Company having insufficient liquidity to operate its business in the ordinary course, consistent with past practice. Each CD&R Director and Other Investor Director shall, if requested by the remaining directors, appear at any properly called meeting if their presence is required to establish a quorum. Except as set forth in this Section 3.1(b)(iv), Section 3.3(a), Section 3.3(b) and Section 9.3(b), CD&R Directors and Other Investor Directors shall have the right to vote upon, and be present for any discussion concerning, all actions and determinations made by the Board.
     (v) Investor Director Title and Position. Until such time as the Investor Voting Interest is less than 20%, the Investor shall have the right, in its sole discretion,

either (A) to cause one of the Investor Directors serving on the Executive Committee of the Board to have the title of Chairman of the Executive Committee or (B) to cause one of the Investor Directors serving on the Board to have the title “Lead Director”.
     (vi) D&O Insurance. During the Investor Rights Period, the Company (A) agrees that the Investor Directors shall be entitled to the same rights, privileges and compensation as the other members of the Board in their capacity as such, including with respect to insurance coverage and reimbursement for Board participation and related expenses and (B) shall purchase and maintain, at its own expense, directors and officers liability insurance, from reputable carriers agreed upon prior to Closing by the Company and the Investor, in at least the amounts set forth on Schedule 3.1(b)(vi) hereto (or in a lesser amount agreed upon, from time to time, by the Company and the Investor), on behalf of and covering the individuals who at any time on or after the Closing are or become directors of the Company, against expenses, liabilities or losses asserted against or incurred by such individual in such capacity or arising out of such individual’s status as such, subject to customary exclusions.
     (vii) Investor Obligations With Respect to Investor Nominees. With respect to each annual meeting of stockholders of the Company occurring during the Investor Rights Period, the Investor shall notify the Company of the individuals it nominates as the applicable Investor Nominees in writing and shall provide, or cause such individuals to provide, to the Company, such information about such individuals and the nomination to the Company, at such times as the Company may reasonably request in order to ensure compliance with applicable securities Laws and the rules of a stock exchange on which the securities of the Company are quoted or listed for trading, and to enable the Board to make determinations with respect to the qualifications of the individuals to be Investor Nominees. The Company shall not be obligated to take actions to elect or appoint to the Board any Investor Nominee until such Investor Nominee has been identified and has provided the information required by the preceding sentence to the Company.
     (viii) Termination of Investor Rights. All obligations of the Company pursuant to this Section 3.1(b) shall terminate, and the Investor shall, upon request by the Company by action of the Independent Non-Investor Directors, cause each CD&R Director and Other Investor Director to resign from the Board, promptly upon the occurrence of an Investor Rights Termination Event (and in any event prior to the time at which the Board next takes any action, whether at a meeting or by written consent). As a condition to the nomination, election or appointment of any CD&R Nominee or Other Investor Nominee, each such individual shall agree in writing with the Company to offer to resign from the Board and/or any committees thereof promptly upon the occurrence of an Investor Rights Termination Event (and in any event prior to the time at which the Board next takes any action, whether at a meeting or by written consent) or as otherwise required pursuant to this Section 3.1(b) or Section 3.1(d).
          (c) Unaffiliated Shareholder Independent Directors.
     (i) Notwithstanding Section 3.1(b), from and after the Closing, if the Unaffiliated Shareholders’ Voting Interest is equal to or greater than 5%, the Investor

Director Number shall not exceed three (3) less than the total number of directors of the Company and there shall be at least three (3) directors of the Company who are not Investor Directors, at least two (2) of whom shall be Independent Directors and shall be designated the “Unaffiliated Shareholder Directors,” and the other of whom shall be the Chief Executive Officer of the Company. Without the consent of the Investor, notwithstanding the number of Independent Directors who are Independent Non-Investor Directors then serving on the Board, there shall be only two (2) Independent Non-Investor Directors designated as the Unaffiliated Shareholder Directors. The Unaffiliated Shareholder Directors serving on the Initial Board shall be the Independent Directors that are designated as such on Schedule 3.1(a).
     (ii) In the event that there is a vacancy or vacancies of the Board that must be filled with an Unaffiliated Shareholder Director in order for there to be at least two (2) Unaffiliated Shareholder Directors, the remaining Unaffiliated Shareholder Director or, if no such directors exist, the Independent Non-Investor Directors, or if no such directors exist, the Independent Directors, shall fill any such vacancy or vacancies on the Board.
     (iii) At any annual meeting or special meeting of stockholders of the Company at which any Unaffiliated Shareholder Directors are to be elected, the Company shall take all corporate and other actions necessary to nominate for election as directors on the Board each of the Unaffiliated Shareholder Director(s) whose term expires at such meeting (or other individual(s) selected by the Unaffiliated Shareholder Directors, or, if no such directors exist, the Independent Non-Investor Directors, or if no such directors exist, the Independent Directors).
     (iv) During the Investor Rights Period, the Investor shall cause each share of Common Stock and Series B Preferred Stock Beneficially Owed by it to be present in person or represented by proxy at all meetings of stockholders of the Company at which an individual nominated to serve as an Unaffiliated Shareholder Director pursuant to this Section 3.1(c) is to be elected, so that all such shares shall be counted as present for determining the presence of a quorum at such meetings and to vote such shares, at such meetings or at any adjournments or postponements thereof or by written consent, as appropriate, proportionately with the Unaffiliated Shareholders with respect to the nominees who would be Unaffiliated Shareholder Directors upon their election.
     (v) Notwithstanding anything to the contrary in this Agreement or in the Certificate of Incorporation, for so long as the Unaffiliated Shareholders’ Voting Interest is equal to or greater than 5%, an Unaffiliated Shareholder Director may not be removed except by the affirmative vote (including by written consent) of an Unaffiliated Shareholder or Unaffiliated Shareholders holding 80% of all of the Unaffiliated Shareholders’ Voting Interest. The Investor shall cause each share of Common Stock and Series B Preferred Stock Beneficially Owed by it to be present in person or represented by proxy at all meetings of stockholders of the Company at which the removal of an Unaffiliated Shareholder Director is to be voted on, so that all such shares shall be counted as present for determining the presence of a quorum at such meetings and (A) in the event that an Unaffiliated Shareholder or Unaffiliated Shareholders holding 80% of all of the Unaffiliated Shareholders’ Voting Interest vote (including by written consent)

in favor of the removal of an Unaffiliated Shareholder Director, the Investor shall vote each share of Common Stock and Series B Preferred Stock Beneficially Owed by it for the removal of such Unaffiliated Shareholder Director and (B) otherwise, the Investor shall vote (including by written consent) each share of Common Stock and Series B Preferred Stock Beneficially Owed by it against the removal of such Unaffiliated Shareholder Director.
          (d) Committees.
     (i) General. Subject to applicable Law, regulation or the rules of a stock exchange on which the securities of the Company are quoted or listed for trading and Section 3.1(d)(ii), for so long as the Investor is entitled to nominate for election, and designate replacements for, Investor Directors pursuant to Section 3.1(b), the Investor shall also be entitled to representation proportionate to the Investor Voting Interest (rounded to the nearest whole number, subject to the last proviso of this sentence) on all committees of the Board, provided that notwithstanding the foregoing, the Investor shall be entitled to have a minimum of one Investor Director serving on each committee of the Board (except that, (A) where an Investor Director is in a conflict position, such Investor Director may not serve on a special committee of the Board, and (B) where the Investor is in a conflict position, none of the CD&R Directors or Other Investor Directors may serve on the relevant special committee of the Board); and provided, further, that, for so long as the directors of the Company are required to include Unaffiliated Shareholder Directors pursuant to Section 3(c)(i), there shall be at least one Unaffiliated Shareholder Director on each committee of the Board. If as a result of the application of the preceding sentence no Investor Director may serve on a certain committee, the Investor shall be entitled to appoint a Board Observer to such committee (who shall not have voting rights), so long as any such Board Observer meets any applicable independence rules of the stock exchange on which the securities of the Company are quoted or listed for trading. The CD&R Directors who are members of the Nominating and Corporate Governance Committee (or if none serve thereon, the remaining CD&R Directors or, if no CD&R Directors remain in office, the Investor) shall have the right to designate the Investor Director(s) to serve as members of a committee, and the Unaffiliated Shareholder Directors shall have the right to designate the Unaffiliated Shareholder Director to serve as a member of a committee, in each case in accordance with this Section 3(d)(i).
     (ii) Affiliate Transactions Committee. During the Investor Rights Period, the Board shall establish and maintain an Affiliate Transactions Committee, which shall be comprised of (x) the Unaffiliated Shareholder Directors then in office and (y) one Investor Independent Director, if an Investor Independent Director is then serving on the Board, and otherwise, the Chief Executive Officer of the Company serving as a director on the Board. Such Affiliate Transactions Committee shall review, consider and approve any Affiliate Transactions, and no such Affiliate Transactions shall be effected without the prior approval of a majority of the directors on the Affiliate Transactions Committee; provided, that, for so long as the provisions in Article TENTH of the Certificate of Incorporation, as in effect on the date hereof, are still in effect, an Affiliate Transaction that is subject to Article TENTH of the Certificate of Incorporation may be

effected in accordance with Section 1(i) thereof if all of the conditions specified in paragraph A of such Section 1 are met, in lieu of the review, consideration or approval of the Affiliate Transactions Committee pursuant to this Section 3.1(d)(ii).
     (iii) Termination of Investor Rights. All obligations of the Company pursuant to this Section 3.1(d) shall terminate, and the Investor shall, unless otherwise requested by the Company by action of the Independent Non-Investor Directors, cause each CD&R Director and Other Investor Director to resign from each committee of the Board, upon the occurrence of an Investor Rights Termination Event.
          (e) Controlled Company Status; Listing.
     (i) Effective upon the Closing, the Company shall have taken all corporate action and filed all election notices or other documentation with the NYSE necessary to elect to take advantage of the exemptions to the requirements of Sections 303A.01, 303A.04 and 303A.05 of the NYSE Listed Company Manual. In the annual proxy statement for the Company next following the Closing, the Company shall disclose such election, that it is a “controlled company” within the meaning set forth in the NYSE Listed Company Manual and the basis for such determination. For so long as the Company qualifies as a “controlled company” within the meaning set forth in the NYSE Listed Company Manual or any similar provision in the rules of a stock exchange on which the securities of the Company are quoted or listed for trading, the Company shall use its reasonable best efforts to take advantage of the exemptions therein.
     (ii) During the Investor Rights Period, the Company shall keep the Investor informed, on a current basis, of any events, discussions, notices or changes with respect to any Tax (other than ordinary course communications which could not reasonably be expected to be material to the Company), criminal or regulatory investigation or action involving the Company or any of its Subsidiaries (other than routine audits or ordinary course communications which could not reasonably be expected to be material to the Company) that have been brought to the attention of the Board, and shall reasonably cooperate with the Investor, its members or their respective Affiliates in an effort to avoid or mitigate any cost or regulatory consequences to them that might arise from such investigation or action (including by reviewing written submissions in advance, attending meetings with authorities and coordinating and providing assistance in meeting with regulators).
     (iii) From and after the Closing, the Company shall (A) use its best efforts to cause all Common Stock issuable upon conversion of the then-outstanding Series B Preferred Stock to be approved for listing on each exchange on which the Common Stock is then listed or quoted, subject to official notice of issuance, at all times following the Closing and (B) use its reasonable best efforts to maintain the listing of the shares of Common Stock described in clause (A) after issuance on each securities exchange on which the Common Stock is then listed or quoted, and, in the case of either (A) or (B), the Investor shall support and not oppose such efforts.

          Section 3.2 Voting. At any time following the Closing during which the Investor Voting Interest is less than 50%, at any and all meetings of stockholders of the Company occurring prior to a Voting Agreement Termination Event, the Investor shall cause each share of Common Stock and Series B Preferred Stock Beneficially Owned by it and the Parent Controlled Affiliates to be present in person or represented by proxy at all meetings of stockholders of the Company, so that all such shares shall be counted as present for determining the presence of a quorum at such meetings and to vote, at such meetings or at any adjournments or postponements thereof or by written consent, (a) subject to Section 3.1(c)(iv), in favor of all director nominees nominated by the Board for election by the stockholders in accordance with the terms of this Agreement and the By-laws, and (b) as recommended by the Board, on any and all (i) proposals relating to or concerning compensation or equity incentives for directors, officers or employees of the Company adopted in the ordinary course of business consistent with past practice, (ii) proposals by stockholders of the Company (including under Rule 14a-8 of the Exchange Act), and (iii) proposals the subject matter of which is an Investor Consent Action, provided in respect of clauses (i) and (iii) only, that the Board’s recommendation is consistent with the Investor’s exercise of its consent rights provided in Article VI hereof in connection with such Investor Consent Action and the submission of such proposal occurred in a reasonably timely manner and such proposal has not failed to receive the requisite number of affirmative votes for the adoption of such proposal since the Investor’s exercise of its consent right in connection therewith.
          Section 3.3 Standstill and Other Restrictions. (a) (i) During the period from the Closing until the earlier of (x) the 30-month anniversary of the Closing and (y) the 6-month anniversary of an Investor Rights Termination Event, the Investor and the Parent Controlled Affiliates shall not, and (ii) if the 6-month anniversary of an Investor Rights Termination Event has not occurred prior to the 30-month anniversary of the Closing, during the period from the 30-month anniversary of the Closing until the 6-month anniversary of an Investor Rights Termination Event, without the approval of a majority of the Unaffiliated Shareholder Directors, the Investor and the Parent Controlled Affiliates shall not, directly or indirectly: (i) other than a Permitted Increase, in any way acquire, offer or propose to acquire, or agree to acquire, in any manner (including by means of merger, consolidation, reorganization, recapitalization or otherwise), Beneficial Ownership of any securities of the Company or its Subsidiaries (including convertible securities) if immediately following such acquisition or agreement, the Investor and the Parent Controlled Affiliates would Beneficially Own in the aggregate more than 80% of the Aggregate Voting Power or economic interest of the Company (treating securities convertible into or exercisable for voting securities, economic interests or Common Stock that are Beneficially Owned by the Investor or the Parent Controlled Affiliates as fully converted into or exercised for the underlying voting securities, economic interests or Common Stock without regard to the exercisability, vesting or similar provisions and restrictions thereof) or (ii) seek, directly or indirectly, any amendment, waiver, or release of, or to contest the validity of, any of the restrictions contained in this Section 3.3(a) (including this clause (ii)) by the Company. The restrictions of this Section 3.3(a) shall (A) terminate upon the occurrence of a Change of Control Event, and (B) not apply at any time during which the Unaffiliated Shareholders’ Voting Interest is less than 5%. Notwithstanding the foregoing, if a majority of the Independent Directors consent in writing prior thereto, any Qualified Debt Holder may exchange Qualified Debt for equity securities of the Company on terms and conditions agreed to in writing by the Company (by approval of a majority of the Independent Directors) and such Qualified Debt Holder.

          (b) During the Hedging Limitation Period, the Investor and its Parent Controlled Affiliates shall not, directly or indirectly, without the prior written consent of a majority of the Independent Directors: (i) in any way acquire, offer or propose to acquire or agree to acquire, directly or indirectly, in any manner, Beneficial Ownership of any indebtedness or debt securities of the Company other than Qualified Debt or (ii) seek, directly or indirectly, any amendment, waiver, or release of, or to contest the validity of, any of the restrictions contained in this Section 3.3(b) (including this clause (ii)) by the Company.
          (c) Notwithstanding anything to the contrary contained in this Agreement, the restrictions of this Section 3.3 shall not apply upon the occurrence of any Company Default Event, provided that the restrictions of this Section 3.3 shall apply from and after the date that such Company Default Event is cured or remedied until the date upon which such restriction terminates in accordance with this Section 3.3.
ARTICLE IV
TRANSFER AND HEDGING RESTRICTIONS
          Section 4.1 Transfer Restrictions. (a) Prior to the expiration of the Transfer Limitation Period, without the approval of a majority of the Independent Directors, the Investor shall not transfer, sell, pledge, assign or otherwise dispose of (including by merger or otherwise by operation of Law) (“Transfer”) any of the Securities, other than (i) to a Parent Controlled Affiliate that agrees to be bound by the provisions of this Agreement as if it were the Investor hereunder (for the avoidance of doubt, any such Transferee shall be included in the term “Investor”), (ii) to the Company, (iii) in a Qualified Business Combination approved, or recommended to the stockholders of the Company, by the Board (so long as such approval and recommendation has not been revoked prior to the Transfer) in which (A) the consideration received by the Investor (other than with respect to any Series B Preferred Stock that is exchangeable for, or convertible into, preferred stock of the resulting entity of the Qualified Business Combination in accordance with clause (B) below, if applicable), divided by the number of shares of Common Stock Beneficially Owned by the Investor (treating any securities (other than the Series B Preferred Stock that is exchangeable for, or convertible into, preferred stock of the resulting entity of the Qualified Business Combination, if applicable) convertible into or exercisable for Common Stock (or securities convertible into or exercisable therefor) as fully converted into or exercised for the underlying Common Stock) is equal to, and in the same form as, the per-share consideration received by all holders of Common Stock (other than holders that are the counterparty to such transaction or an affiliate of such counterparty); provided, in the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in such Qualified Business Combination, the Investor shall have the opportunity to make such election with respect to the consideration described in this clause (A) on the same basis as all holders of Common Stock and/or (B) the shares of Series B Preferred Stock are exchangeable for, or convertible into, shares of the resulting entity of the Qualified Business Combination (the “Resulting Entity Preferred Stock”) having terms, preferences, rights (including, without limitation, as to dividends, voting, redemption at the option of the holder, rights to assets upon liquidation, dissolution or winding up, and protections against dilution and other impairment), privileges and powers substantially similar to and no more favorable than the terms, preferences, rights, privileges and powers under the Series B Certificate, and the number of shares of Resulting Entity Preferred Stock for which each share of

Series B Preferred Stock is so exchangeable, or into which each share of Series B Preferred Stock is so convertible, are, immediately following such exchange or conversion in connection with the Qualified Business Combination, convertible in the aggregate into the same amount and form of consideration (which may be common stock of the resulting entity from such Qualified Business Combination) that would have been receivable in the Qualified Business Combination if such share of Series B Preferred Stock had been fully converted into the underlying Common Stock immediately prior to such Qualified Business Combination, or (iv) in a Non-Qualified Business Combination approved, or recommended to the stockholders of the Company, by the Board (so long as such approval and recommendation of such Non-Qualified Business Combination has not been revoked prior to the Transfer) in which the consideration received by the Investor in such transaction divided by the number of shares of Common Stock Beneficially Owned by the Investor (treating Series B Preferred Stock and other securities convertible into or exercisable for Common Stock (or securities convertible into or exercisable therefor) as fully converted into or exercised for the underlying Common Stock) is equal to, and in the same form as, the per-share consideration received by all holders of Common Stock (other than holders that are the counterparty to such transaction or an affiliate of such counterparty); provided in the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in such Non-Qualified Business Combination, the Investor shall have the opportunity to make such election on the same basis as all holders of Common Stock (each of the exceptions described in clauses (i) through (iv), a “Transfer Exception”). In the event any Person who is a Transferee pursuant to clause (i) of the preceding sentence ceases to be a Parent Controlled Affiliate, then any prior Transfer to such Person pursuant to clause (i) shall become null and void and ownership and title to any such Securities so Transferred shall revert to the Investor. The Investor shall immediately notify the Company if it engages in any of the transactions referred to in this Section 4.1. The Investor shall give the Company notice of any proposed Transfer not less than five (5) Business Days prior to any Transfer (or the entering into of any agreement relating to a Transfer).
          (b) Following the Transfer Limitation Period, the Investor shall not Transfer any of the Securities, except as follows: (i) the Registrable Shares may be Transferred by the Investor (A) in a privately negotiated transaction (including any Directed Offer if negotiated between the Investor (or its agents or representatives) and any Transferee (or its agents or representatives)) to a Person or Group that represents that it, and that such Transferee reasonably believes, (1) is not a Competitor, (2) is not and will not be, after giving effect to the Transfer, a 10% Holder or an Affiliate of any 10% Holder and (3) is not proposing to effect a Change of Control of the Company without the prior written consent of a majority of the Independent Directors (such Person, a “Permitted Third Party Transferee”); provided that the Transferring Investor, shall have provided the Company five (5) Business Days’ notice in writing prior to any such Transfer, (B) in public market trades (which shall include any Directed Offer that is not of the type referred to in clause (A) above), provided that the Transferring Investor shall have no reason to believe that any Transferee is not a Permitted Third Party Transferee and the Transferring Investor shall have instructed the Transferring Investor’s underwriters or brokers, if any, of the requirements of a Permitted Third Party Transferee, and (C) in a traditional underwritten public offering (excluding any Directed Offer) in accordance with the Registration Rights Agreement and (ii) the Securities may be Transferred pursuant to a Transfer Exception. The restrictions of this Section 4.1(b) shall (x) terminate upon the occurrence of a Change of

Control Event, and (y) not apply at any time during which the Unaffiliated Shareholders’ Voting Interest is less than 5%.
          (c) The Investor’s rights under this Agreement will not be Transferable to any Transferee of any shares of the Securities, other than a Transferee that is a Parent Controlled Affiliate (and has entered into an agreement with the Company as set forth in Section 4.1(a)). In the event any Person who is a Transferee pursuant to the preceding sentence ceases to be a Parent Controlled Affiliate, then any prior Transfer to such Person shall become null and void and ownership and title to any such Securities, and the rights under this Agreement, so Transferred shall revert to the Investor.
          (d) Any certificates for Securities issued pursuant to the Investment Agreement or issued upon conversion of Securities or issued in respect of any Transfer of Securities shall bear a legend or legends (and appropriate comparable notations or other arrangements will be made with respect to any uncertificated shares) substantially to the following effect:
THIS INSTRUMENT WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, (THE “SECURITIES ACT”) AND THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION THEREFROM UNDER SUCH ACT OR SUCH LAWS.
In addition, for so long as the restrictions of this Article IV remain in effect, such legend or notations will include language substantially to the following effect:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A STOCKHOLDERS AGREEMENT, DATED OCTOBER 20, 2009, AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND THE OTHER PARTY OR PARTIES THERETO. A COPY OF THE PROVISIONS OF SUCH AGREEMENT SETTING FORTH SUCH RESTRICTIONS ON TRANSFER IS ON FILE WITH THE SECRETARY OF THE COMPANY.
The holder of any certificate(s) bearing any such legend (or any uncertificated shares subject to such notations or arrangements) shall be entitled to receive from the Company new certificates for a like number of Securities not bearing such legend (or the elimination or termination of such notations or arrangements) promptly upon the request of such holder at any time when (i) the restrictions on Transfer pursuant to this Agreement are no longer applicable, and (ii) an opinion of counsel to such holder has been delivered to the Company, which opinion is reasonably satisfactory to the Company, to the effect that the restriction referenced in such legend (or such notations or arrangements) is no longer required in order to ensure compliance with the Securities Act and applicable state Laws.
          Section 4.2 Hedging Restrictions. The Investor agrees that, during the Hedging Limitation Period, it and the Parent Controlled Affiliates shall not Hedge its or their direct or indirect exposure to the Common Stock or any other Security, except in transactions involving an index-based portfolio of securities that includes Common Stock (provided that the value of such Common Stock in such portfolio is not more than 5% of the total value of the portfolio of securities). For the avoidance of doubt, following the Hedging Limitation Period, nothing in this Section 4.2 shall prohibit the Investor or the Parent Controlled Affiliates from Hedging its direct or indirect exposure to the Common Stock or any other Security, including any transactions involving an index-based portfolio of securities that includes Common Stock (regardless of the value of such Common Stock in such portfolio relative to the total value of the portfolio of securities) or involving the purchase or sale of derivative securities or any short sale of Common Stock.
ARTICLE V
SUBSCRIPTION RIGHTS
     Section 5.1 Subscription Rights. From and after the Closing, if the Company offers to sell Covered Securities in a Qualified Offering (which may only be effected in compliance with Section 6.1), the Investor shall be afforded the opportunity to acquire from the Company, for the same price and on the same terms as such Covered Securities are offered to others, in the aggregate up to the amount of Covered Securities required to enable the Investor to maintain (a) with respect to offers to sell Covered Securities consisting of Common Stock, Non-Common Voting Stock or Equity Equivalents convertible or exchangeable for Common Stock or Non-Common Voting Stock (or convertible into or exercisable therefor), the then-current Investor Voting Interest and (b) with respect to offers to sell Covered Securities consisting of non-voting equity of the Company or Equity Equivalents convertible or exchangeable for non-voting equity (or convertible into or exercisable therefor), the Investor’s then-current percentage economic interest.
     Section 5.2 Notice. (a) In the event the Company intends to make a Qualified Offering of Covered Securities that is an underwritten public offering or a private offering made to Qualified Institutional Buyers (as such term is defined in Rule 144A under the Securities Act) for resale pursuant to Rule 144A under the Securities Act, no later than five (5) Business Days after the initial filing of a registration statement with respect to such underwritten offering or the commencement of such Rule 144A offering, the Company shall give the Investor written notice of its intention (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed in respect of such offering), describing, to the extent then known, the anticipated amount of securities, price (or range of prices), timing and other material terms upon which the Company proposes to offer the same. The Investor shall have five (5) Business Days from the date and time of receipt of any such notice to notify the Company in writing that it intends to exercise such subscription rights and as to the amount of Covered Securities the Investor desires to purchase, up to the maximum amount calculated pursuant to Section 5.1 (the “Designated Securities”). Such notice shall constitute a non-binding indication of interest of the Investor to purchase the Designated Securities so specified at the price and other terms set forth in the Company’s notice to it. The failure of the Investor to respond during such five-Business Day period shall constitute a waiver of subscription rights under this Article V only with respect to the offering described in the applicable notice and a notice purporting to exercise subscription rights for more than the maximum amount contemplated by Section 5.1 shall be deemed to be an election to acquire the maximum amount. To the extent the Company shall give the Investor notice of any such offer prior to the public announcement thereof, the Investor shall agree to confidentiality and restriction on trading terms reasonably acceptable to the Company.
     (b) If the Company proposes to make a Qualified Offering of Covered Securities that is not an underwritten public offering or Rule 144A offering (a “Private Placement”), the Company shall (i) give the Investor written notice of its intention, describing, to the extent then known, the anticipated amount of securities, price and other material terms upon which the Company proposes to offer the same and (ii) promptly provide the Investor with an updated notice reflecting any changes to such anticipated amount of securities, price or other material terms. The Investor shall have ten (10) Business Days from the date of receipt of the last notice required by the immediately preceding sentence to notify the Company in writing that it intends to exercise such subscription rights and as to the amount of Designated Securities the Investor desires to purchase, up to the maximum amount calculated pursuant to Section 5.1. Such notice shall constitute a non-binding indication of interest of the Investor to purchase the amount of Designated Securities so specified at the price and upon other terms set forth in the Company’s notice to it; provided that the closing of the Private Placement with respect to which such rights has been exercised takes place within fifteen (15) calendar days after giving notice of such exercise by the Investor. The failure of the Investor to respond during the ten-Business Day period referred to in the second preceding sentence shall constitute a waiver of the subscription rights under this Article V only with respect to the offering described in the applicable notice and a notice purporting to exercise subscription rights for more than the maximum amount contemplated by Section 5.1 shall be deemed to be an election to acquire the maximum amount. To the extent the Company shall give the Investor notice of any such offer prior to the public announcement thereof, the Investor shall agree to confidentiality and restriction on trading terms reasonably acceptable to the Company.
     Section 5.3 Purchase Mechanism. (a) If the Investor exercises its subscription rights as provided in Section 5.2(a), the Company shall offer the Investor, if such underwritten public offering or Rule 144A offering is consummated, the Designated Securities (as adjusted to reflect the actual size of such offering when priced) on the same material terms as the Covered Securities are offered to the underwriters or initial purchasers and shall provide written notice of such price to the Investor as soon as practicable prior to such consummation. Contemporaneously with the execution of any underwriting agreement or purchase agreement entered into between the Company and the underwriters or initial purchasers of such underwritten public offering or Rule 144A offering, the Investor shall, if it continues to wish to exercise its subscription rights with respect to such offering, enter into an instrument in form and substance reasonably satisfactory to the Company acknowledging its binding obligation to purchase the Designated Securities to be acquired by it and containing representations, warranties and agreements of the Investor that are customary in private placement transactions and, in any event, no less favorable to the Investor than any underwriting or purchase agreement entered into by the Company in connection with such offering, and the failure to enter into such an instrument at or prior to such time shall constitute a waiver of the subscription rights in respect of such offering. Any offers and sales pursuant to this Article V in the context of a registered public offering shall be also conditioned on reasonably acceptable representations and warranties of the Investor regarding its status as the type of offeree to whom a private sale can be made concurrently with a registered offering in compliance with applicable securities Laws.
     (b) If the Investor exercises its subscription rights as provided in Section 5.2(b), the closing of the purchase of the Covered Securities with respect to which such right has been exercised shall be conditioned on the consummation of the sale of securities pursuant to the Private Placement with respect to which such subscription right has been exercised and shall take place as soon as practicable after the closing of the Private Placement; provided, that such time period shall be extended for a maximum of 95 days in order to comply with applicable Laws and regulations; provided, further, that the actual amount of Covered Securities to be sold to the Investor pursuant to its exercise of subscription rights hereunder shall be proportionally reduced if the aggregate amount of Covered Securities sold in the Private Placement is reduced and, at the option of the Investor (to be exercised by delivery of written notice to the Company within five (5) Business Days of receipt of notice of such increase), shall be increased if such aggregate amount of Covered Securities sold in the Private Placement is increased. In connection with its purchase of Designated Securities, the Investor shall, if it continues to wish to exercise its subscription rights with respect to such offering, execute an agreement containing representations and warranties and, if at such time the Investor’s Voting Interest is greater than 20%, agreements of the Investor that are substantially similar in all material respects to the agreements executed by other purchasers in such Private Placement. Each of the Company and the Investor agrees to use its reasonable best efforts to secure any regulatory or stockholder approvals or other consents, and to comply with any Law or regulation necessary in connection with the offer, sale and purchase of, such Covered Securities.
     Section 5.4 Failure to Purchase. In the event that the Investor fails to exercise its subscription rights provided in this Article V within the applicable period or, if so exercised, the Investor is unable to consummate such purchase within the time period specified in Section 5.3 above because of its failure to obtain any required regulatory or stockholder consent or approval or because of the failure to purchase any or all of the Covered Securities contemplated to be purchased by the election notice, the Company shall thereafter be entitled during the period of 60 days following the conclusion of the applicable period to sell or enter into an agreement (pursuant to which the sale of the Covered Securities covered thereby shall be consummated, if at all, within 30 days from the date of said agreement) to sell the Covered Securities not elected to be purchased pursuant to this Article V or which the Investor is unable to purchase because of such failure to obtain any such consent or approval or otherwise fails to purchase, at a price and upon terms no more favorable to the purchasers of such securities in the Private Placement, the underwritten public offering or Rule 144A offering, as the case may be, than were specified in the Company’s notice to the Investor. Notwithstanding the foregoing, if such sale is subject to the receipt of any regulatory or stockholder approval or consent or the expiration of any waiting period, the time period during which such sale may be consummated shall be extended until the expiration of five (5) Business Days after all such approvals or consents have been obtained or waiting periods expired, but in no event shall such time period exceed 90 days from the date of the applicable agreement with respect to such sale. In the event the Company has not sold the Covered Securities or entered into an agreement to sell the

Covered Securities within said 60-day period (or sold and issued Covered Securities in accordance with the foregoing within thirty (30) days from the date of said agreement (as such period may be extended in the manner described above for a period not to exceed 90 days from the date of said agreement)), the Company shall not thereafter offer, issue or sell such Covered Securities without first offering such securities to the Investor in the manner provided above.
     Section 5.5 Certain Qualified Offerings. In the case of a Qualified Offering of Covered Securities for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by a firm of independent public accountants or an independent appraiser, in each case, of recognized national standing selected by the Board and approved by the Investor, provided, however, that such fair value as determined in accordance with this Section 5.5 shall not exceed the aggregate market price of the securities being offered as of the date the Board authorizes the offering of such securities. In the event that the sale of Designated Securities to the Investor cannot be consummated substantially concurrently with the sale giving rise to the applicable exercise of subscription rights by the Investor under Section 5.1 (the “Underlying Sale”), consummation of the Underlying Sale shall not be delayed or conditioned upon such sale of Designated Securities to the Investor; provided, in such event, that the Company shall use its best efforts to consummate the sale of such Designated Securities to the Investor as promptly as practicable following the consummation of the Underlying Sale.
     Section 5.6 Cooperation. The Company and the Investor shall cooperate in good faith to facilitate the exercise of the Investor’s subscription rights hereunder, including, without limitation, securing any required approvals or consents, in a manner that does not jeopardize the timing, marketing, pricing or execution of any offering of the Company’s securities.
     Section 5.7 Limitation of Rights. Notwithstanding the above, nothing set forth in this Article V shall confer upon the Investor the right to purchase any securities of the Company other than Designated Securities. For the avoidance of doubt, notwithstanding the above, nothing set forth in this Article V shall limit the Investor’s rights pursuant to and in accordance with the Registration Rights Agreement, including, without limitation, with respect to notice of or registration of Registrable Securities in Piggy-back Registrations (each as defined in the Registration Rights Agreement).
     Section 5.8 Termination of Subscription Rights. Anything to the contrary in this Article V notwithstanding, the subscription right to purchase Covered Securities granted by this Article V shall not be available for any offering that commences at any time after the occurrence of an Investor Rights Termination Event.

ARTICLE VI
CONSENT RIGHTS
          Section 6.1 Investor Consent Rights.
          (a) Until such time as the Investor Voting Interest is less than 25%, without the prior consent of the Investor, the Company shall not, and shall cause each of its Subsidiaries not to, take any of the following actions, commit, resolve or agree to take any of the following actions or authorize or otherwise facilitate any of the following actions:
     (i) in any fiscal year, acquire, in a single transaction or a series of related transactions, any business organization or division thereof or assets if in such fiscal year (A) the aggregate consideration paid by the Company for all such acquisitions completed in such fiscal year would exceed 10% of the Company’s consolidated assets as of the end of the most recently completed fiscal year or (B) the aggregate contribution to revenue of the businesses, divisions and assets acquired on a pro forma basis for the most recently completed fiscal year would exceed 10% of the Company’s revenues for the most recently completed fiscal year, excluding, in all cases, (1) transactions consented to by the Investor, (2) transactions between and among any of the Company and its direct or indirect wholly-owned Subsidiaries and (3) acquisitions of inventory, equipment and real property in the ordinary course of business;
     (ii) in any fiscal year, sell, transfer or dispose of, in a single transaction or a series of related transactions, any business organization or division of the Company or any of its assets if in such fiscal year (A) the aggregate consideration received by the Company for all such sales, transfers or dispositions completed in such fiscal year would exceed 10% of the Company’s consolidated assets as of the end of the most recently completed fiscal year or (B) the aggregate contribution to revenue of the sold, transferred or disposed businesses, divisions and assets for the most recently completed fiscal year would exceed 10% of the Company’s revenues for the most recently completed fiscal year, excluding, in all cases, (1) transactions consented to by the Investor, (2) transactions between and among any of the Company and its direct or indirect wholly-owned Subsidiaries, (3) disposition of any aircrafts owned by the Company and (4) dispositions of inventory , equipment and real property in the ordinary course of business;
     (iii) other than grants in the ordinary course of business consistent with past practice to employees or directors of the Company pursuant to an existing stock option plan or restricted stock plan, pursuant to another plan or agreement adopted or approved by the Board in the ordinary course with terms that are consistent with past practice or pursuant to the issuance of shares in respect of any exercise of options or settlement of any other share-based awards outstanding on the date of this Agreement, or as may be granted after the date of this Agreement, as permitted by this Agreement, authorize, issue, deliver, sell, pledge, dispose of, grant, award or encumber any shares (or options, warrants, convertible securities or rights of any kind to acquire or receive any shares) of capital stock, ownership interests or voting securities if the Proceeds to the Company for all such issuances in the aggregate exceeds $5 million in any given fiscal year;
     (iv) redeem, repurchase or acquire any shares of capital stock or securities convertible into or exercisable for shares of the capital stock, other than any Securities or pursuant to the acquisition of shares from a holder of an option, restricted share or any other share-based award in satisfaction of Tax withholding obligations or in payment of the exercise price, if as a result of such action the aggregate consideration paid by the

Company in respect of all such redemptions, repurchases or acquisitions since the date of this Agreement would exceed $10 million annually and other than transactions between and among any of the Company and its direct or indirect wholly-owned Subsidiaries;
     (v) declare or pay any extraordinary dividend or distribution (other than dividends or distributions by a direct or indirect wholly-owned Subsidiary of the Company to the Company or a direct or indirect wholly-owned Subsidiary of the Company); it being understood that the Company may, without the Investor’s consent, declare or pay ordinary cash dividends on shares of Common Stock in which the shares of Series B Preferred Stock participate pursuant to the terms of the Series B Certificate;
     (vi) newly incur or guarantee any Indebtedness except for (A) any Indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) guarantees by the Company of Indebtedness of Subsidiaries of the Company, which Indebtedness is incurred in compliance with this Section 6.1(a)(vi), (C) borrowings under the ABL Documentation and the Amended Credit Agreement, each as in effect on the Closing Date and without giving effect to any amendment, modification or extension thereof, and (D) Indebtedness not to exceed $35 million in aggregate principal amount outstanding at any time;
     (vii) engage to a material extent in any business in which the Company is not engaged on the Closing Date or any business related, ancillary or complementary to such business;
     (viii) adopt a plan or agreement of complete or partial liquidation or dissolution (except a liquidation or dissolution of a direct or indirect wholly-owned Subsidiary into the Company or another wholly-owned Subsidiary) or commence a Proceeding;
     (ix) increase the number of directors that would constitute the entire Board at such time assuming all vacancies were filled; or
     (x) amend, alter, or repeal any provisions of its Certificate of Incorporation or By-laws.
          (b) Until such time as the Investor Voting Interest is less than 20%, without the prior consent of the Investor (which may be granted, withheld or conditioned in the sole discretion of the Investor), the Company shall not, and shall cause each of its Subsidiaries not to, issue any stock or security (other than Common Stock, Series B Preferred Stock and, with respect to the foregoing, options, restricted stock units, restricted stock and stock appreciation rights that are described in clause (i) of the defined term Excluded Securities), including, without limitation, non-participating preferred stock or debt securities that are convertible into shares of capital stock or capital stock equivalents by their terms, that gives rise, in the good faith belief of the Investor based on advice of counsel, to a not insubstantial risk that distributions (or deemed distributions) on the shares of Series B Preferred Stock that are paid (or deemed paid) in shares of such stock (the “PIK Distributions”) would not be governed by the general rule of Section 305(a) of the Code.

          (c) Consent of the Investor to any of the actions specified above may be made in a writing addressed to the Board, and in addition shall be deemed to have been given if a CD&R Director shall affirm at a meeting of the Board that, in such individual’s capacity as a representative of the Investor, he or she consents to any such action on behalf of the Investor.
          Section 6.2 Certificate of Incorporation Amendments.
          (a) Effective as of the Closing, the Board (i) shall have adopted and declared advisable, and unanimously approved and recommended to the Company’s stockholders each of the amendments to the Certificate of Incorporation set forth on Exhibit A hereto (each a “Certificate of Incorporation Amendment” and, collectively, the “Certificate of Incorporation Amendments”) (such approval and recommendation, the “Amendment Recommendation”) and (ii) shall have authorized the Company to take all actions permitted by Law and, if consent from the Investor is required, consented to by the Investor, to increase the number of authorized but unissued shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series B Preferred Stock and shall have adopted and declared advisable, and unanimously approved and resolved to recommend to the stockholders of the Company entitled to vote thereon, following the receipt of the prior written approval of the Investor in accordance with Section 6.2(c), the actions requiring the affirmative vote or consent of the stockholders of the Company set forth on Schedule 6.2(c) hereto.
          (b) From and after the Closing, subject to the third sentence of this Section 6.2(b), the Company shall use its best efforts and take all corporate actions necessary to obtain stockholder approval, as required by Delaware law, of each Certificate of Incorporation Amendment promptly following the Closing. Without limiting the foregoing, (i) the Company shall (x) submit each Certificate of Incorporation Amendment for the approval of the stockholders of the Company, as required by Delaware law, at the next meeting of stockholders subsequent to the Closing, which shall be no later than the next annual meeting of the stockholders subsequent to the Closing (the “Stockholders Meeting”), (y) file with the Commission a proxy statement related to the Stockholders Meeting and use its best efforts to respond to any comments of the SEC or its staff and to cause a definitive proxy statement related to the Stockholders Meeting, which shall include the Amendment Recommendation, to be mailed to the Company’s stockholders and (z) use its best efforts to solicit proxies in favor of the adoption of the Certificate of Incorporation Amendments and to otherwise cause the stockholders of the Company at the Stockholders Meeting to approve each Certificate of Incorporation Amendment by the affirmative vote required by applicable Law and the Certificate of Incorporation as in effect on the date of the Stockholders Meeting and (ii) at each annual meeting or special meeting of stockholders of the Company following the Stockholders Meeting, unless otherwise consented to in writing by the Investor, the Company shall use its best efforts and take all corporate action necessary to obtain stockholder approval of each Certificate of Incorporation Amendment that has not been approved by the requisite affirmative vote of the stockholders of the Company prior to such annual or special meeting of stockholders, and, in the case of either (i) or (ii), the Investor shall support and not oppose such efforts. To the extent that stockholders of the Company are permitted to take action without a meeting of stockholders by written consent, notwithstanding and in lieu of the foregoing, the Company shall obtain stockholder approval of each Certificate of Incorporation Amendment by written consent. The Investor shall cause each share of Common Stock and Series B Preferred Stock Beneficially Owned by it and any Parent Controlled Affiliate that is entitled to vote with respect to the adoption of an applicable Certificate of Incorporation Amendment to be voted for, or to consent to, the adoption of such Certificate of Incorporation Amendment.
          (c) In the event that the Authorized Stock Stockholder Approval has not been obtained by the date that is 18 months following the Closing, or at any time following the Authorized Stock Stockholder Approval the number of shares of authorized but unissued and unreserved shares of Common Stock is less than 110% of the number of shares of Common Stock required to permit the conversion of all then-outstanding shares of Series B Preferred Stock into shares of Common Stock in accordance with the applicable terms of conversion as set forth in the Series B Certificate, the Company shall take all actions permitted by Law and, if consent from the Investor is required, consented to by the Investor, to increase the number of shares of authorized but unissued and unreserved shares of Common Stock, including, without limitation, at the option of the Investor in its sole discretion, taking the actions set forth on Schedule 6.2(c) hereto. So long as the Investor has consented to an action to be taken by the Company pursuant to this Section 6.2(c) hereto, the Investor shall cause each share of Common Stock and Series B Preferred Stock Beneficially Owned by it and the Parent Controlled Affiliates that is entitled to vote on such matter to vote in favor of the action.
ARTICLE VII
EFFECTIVENESS AND TERMINATION
          Section 7.1 Termination. This Agreement will be effective as of the date hereof and will continue in effect thereafter until the earliest of (a) its termination by the mutual written agreement of the Company (subject to Section 9.3(b)) and the Investor, (b) except as otherwise specifically provided herein with respect to particular Sections of this Agreement, at such time as the Investor no longer Beneficially Owns any Securities and (c) the dissolution, liquidation and winding up of the Company.
ARTICLE VIII
ACCESS, INFORMATION AND CONFIDENTIALITY
          Section 8.1 Confidentiality.
          (a) Subject to Section 8.1(b), each party to this Agreement will hold, will cause its respective directors, officers, partners, employees, agents, consultants and advisors to hold, and will cause its respective Controlled Affiliates and any other Affiliate to whom it releases or discloses Proprietary Information and their respective directors, officers, partners, employees, agents, consultants and advisors to hold in strict confidence, all non-public records, books, contracts, instruments, computer data and other data and information, including without limitation, information regarding finances and results, technology, trade secrets, know-how, customers, vendors, business and/or strategic plans, marketing activities, financial data and other business affairs and any IRS Form and any documents, supplements or schedules attached thereto or included therein (collectively, “Proprietary Information”) concerning the other party hereto, its former, current or future Representatives or any former, current or future Representatives of such Representatives furnished to it by, or on behalf of, such other party pursuant to this Agreement ((x) except to the extent that such information can be shown to have been (i) previously known by such party on a non-confidential basis, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired from other sources not known to or suspected by such party to be prohibited from disclosing such Proprietary Information by a contractual, legal or fiduciary obligation and (y) solely with respect to an IRS Form or any document, supplement or schedule attached thereto or included therein, except to the extent such information is requested or required by the IRS or any other Tax Authority) and neither party hereto shall release or disclose such Proprietary Information to any other Person, except its auditors, attorneys, financial advisors, other consultants and advisors.
          (b) In the event that any party, any Controlled Affiliates of any party or any of its or their representatives (a “Disclosing Party”) is requested pursuant to, or required by, applicable Law, regulation or legal process to disclose any Proprietary Information of the other party (a “Disclosed Party”), then before substantively responding to any such request or requirement, to the extent permitted by Law, such Disclosing Party will provide, or cause its Controlled Affiliate or its or their representative to provide, the Disclosed Party with prompt written notice of any such request or requirement so that it may, at its sole expense, seek a protective order or other appropriate remedy, or both, or waive compliance with the provisions of this Section 8.1(b) or other appropriate remedy, or if it so directs, the Disclosing Party, will exercise its own reasonable best efforts, at the Disclosed Party’s expense, to assist it in obtaining a protective order or other appropriate remedy. If, failing the entry of a protective order or other appropriate remedy or the receipt of a waiver hereunder, disclosure of any Proprietary Information is, in the opinion of the Disclosing Party’s counsel, required, the Disclosing Party may, without liability hereunder, furnish only that portion of the Proprietary Information which in the opinion of the Disclosing Party’s counsel is required to be so furnished pursuant to Law, regulation or legal process.
          Section 8.2 Access and Information. The Company hereby agrees that it shall ensure that upon reasonable notice, the Company and its Subsidiaries (a) will afford to the Investor and its representatives (including, without limitation, officers and employees of the Investor, and counsel, accountants and other professionals retained by the Investor) such access during normal business hours to its books, records (including, without limitation, Tax Returns and appropriate work papers of independent auditors under normal professional courtesy), properties, personnel, accountants and other professional retained by the Company and to such other information as such Investor may reasonably request; (b) will furnish the Investor such financial and operating data and other information with respect to the business and properties of the Company as the Company prepares and compiles for members of its Board in the ordinary course and as such Investor may from time to time reasonably request; and (c) permit such Investor to discuss the affairs, finances and accounts of the Company, and to furnish advice with respect thereto, with the principal officers of the Company within thirty days after the end of each fiscal quarter of the Company. All requests for access and information shall be coordinated in writing through senior corporate officers of the Company.

ARTICLE IX
MISCELLANEOUS
          Section 9.1 Tax Matters. (a) Absent a change in Law or a Determination to the contrary, the parties hereto shall treat the Series B Preferred Stock as “common stock” for purposes of Section 305 of the Code. Absent a change in Law, a Change in Circumstances or a Determination to the contrary, the parties hereto will use reasonable best efforts to treat all PIK Distributions (other than deemed distributions resulting from the anti-dilution rights under Section 10(a)(iv) or (v) of the Series B Certificate) as governed by the general rule of Section 305(a) of the Code (rather than Section 305(b) of the Code) and to file all Tax Returns consistent with the foregoing. The parties anticipate that, absent a change in Law or a Change in Circumstances, no withholding tax shall be imposed on any PIK Distributions. In the case of any withholding tax imposed or reasonably likely to be imposed on a PIK Distribution with respect to any share of Series B Preferred Stock held by the Investor or its Affiliates as a result of a change in Law or a Change in Circumstances, the Investor and the Company shall endeavor to negotiate in good faith an arrangement regarding the funding (or elimination or reduction) of such withholding tax. For the avoidance of doubt, any consent of the Investor required pursuant to Section 6.1(b) may be granted or withheld in the sole discretion of the Investor, and may be conditioned on the Investor and the Company entering into an arrangement regarding the funding (or elimination or reduction) of any withholding tax with respect to any PIK Distributions which the Investor deems in its sole discretion to be satisfactory.
          (b) To the extent permitted by Law, the Company shall treat the Investor and any of its non-U.S. Affiliates as a withholding foreign partnership and shall not withhold on any cash (or other) distributions made or deemed to be made to the Investor or to any such Affiliate so long as the Investor or such Affiliate, as the case may be, has provided the Company with the required documentation.
          (c) On the Closing Date, and from time to time thereafter as any previously delivered form or other document expires or becomes inaccurate or any Affiliate acquires Series B Preferred Stock or at any other time as the Company may reasonably request, the Investor shall deliver, or cause to be delivered, to the Company one or more duly completed Internal Revenue Service (“IRS”) Forms W-8IMY or other W-8, as applicable (or any subsequent versions thereof or successors thereto), in the case of the Investor or any Affiliate of the Investor that is not a U.S. person for U.S. federal income tax purposes, together with any applicable related withholding or other statement or form, and W-9 (or any subsequent versions thereof or successors thereto), in the case of any Affiliate that is a U.S. person for U.S. federal income tax purposes (each, an “IRS Form”), in each case confirming, to the extent permitted by law, that the Company is not required to deduct or withhold any amount of U.S. federal income tax in respect of distributions or deemed distributions by the Company to the Investor (or any Affiliate). Each of the Initial Investors confirms that it has applied to enter into a withholding foreign partnership agreement with the IRS, and that it presently intends for all potential Investors to do likewise.
          Section 9.2 Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of each of the other parties (subject to Section 9.3(b)); provided that the Company may assign the rights and obligations under this Agreement to a successor and the Investor may, pursuant and subject to Section 4.1(a)(i), assign all or a portion of its rights, interests and obligations under this Agreement, including, without limitation, its rights, interests and obligations under Section 5, without the prior written consent of the Company, to any Parent Controlled Affiliate, but only if the assignee agrees in writing for the benefit of the Company (with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement (for the avoidance of doubt, any such assignee shall be included in the term “Investor”); provided, further, that no such assignment shall relieve the assigning Investor of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. For purposes of this Agreement, “successor” for any entity other than a natural person shall mean a successor to such entity as a result of such entity’s merger, consolidation, sale of substantially all of its assets, or similar transaction. Any attempted assignment in violation of this Section 9.2 shall be void.
          Section 9.3 Amendments; Waiver; Company Action. (a) Subject to Section 9.3(b): (i) this Agreement may not be modified or amended except pursuant to an instrument in writing signed by an authorized officer of the Company and the Investor; and (ii) any party may waive in whole or in part any benefit or right provided to it under this Agreement, such waiver being effective only if contained in a writing executed by the waiving party. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.
          (b) Solely with respect to any action by the Company (x) to amend, waive, or enforce or comply with any provision of this Agreement, or (y) to make any determination pursuant to this Agreement in which Investor has or may have interests different from the Company or its stockholders other than the Investor, such action, unless otherwise expressly contemplated by this Agreement, shall be taken or determination shall be made on behalf of the Company solely by a majority of the Independent Non-Investor Directors and the Chief Executive Officer of the Company (though less than a quorum), or, if no Independent Non-Investor Directors exist, the Independent Directors and the Chief Executive Officer of the Company (though less than a quorum); provided, notwithstanding anything to contrary herein, that any action to amend, waive, or enforce or comply with any provision of this Agreement, or to make any determination pursuant to this Agreement, which provision either (i) relates to the qualifications for, selection, nomination or election of, or to the powers, rights or privileges of the Unaffiliated Shareholder Directors or (ii) requires the consent or approval of the Unaffiliated Shareholder Directors, such action shall be taken or determination shall be made on behalf of the Company solely by the Unaffiliated Shareholder Directors or, if no such directors exist, the Independent Non-Investor Directors and the Chief Executive Officer or, if no Independent Non-Investor Directors exist, the Independent Directors and the Chief Executive Officer of the Company. No Investor Director shall have any right to vote upon, and by a decision of the remaining directors may be excluded from participating in any discussion of, any such action or determination referenced in the preceding sentence. Each Investor Director shall, if requested by the remaining directors, appear at any properly called meeting if their presence is required to establish a quorum.

          Section 9.4 Notices. Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier service, or when received by facsimile transmission if promptly confirmed, as follows:
          If to the Company, to it at:
NCI Building Systems, Inc.
Attention: General Counsel
10943 North Sam Houston Parkway West
Houston, Texas 77064
Fax: (281) 477-9674
          with a copy to (which shall not constitute notice):
Wachtell, Lipton, Rosen & Katz
Attention: Mark Gordon
51 West 52nd Street
New York, NY 10019
Fax: (212) 403-2000
          If to the Investor, to it at:
Clayton, Dubilier & Rice Fund VIII, L.P.
CD&R Friends & Family Fund VIII, L.P.
c/o Clayton, Dubilier & Rice, Inc.
Attention: Theresa Gore
375 Park Avenue, 18th Floor
New York NY 10152
Fax: (212) 893-5252
          with a copy to (which shall not constitute notice):
Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: Franci J. Blassberg
Fax: (212) 909-6836
or to such other address, facsimile number or telephone as either party may, from time to time, designate in a written notice given in a like manner.
          Section 9.5 Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and to be performed within the State of Delaware, without giving effect to conflicts of law rules that would require or permit the application of the Laws of another jurisdiction.

          Section 9.6 Specific Performance; Jurisdiction.
          (a) The parties agree that irreparable damage would occur for which money damages would not suffice in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that the parties would not have any adequate remedy at Law. It is accordingly agreed that the non-breaching party shall be entitled to an injunction, temporary restraining order or other equitable relief exclusively in the Delaware Court of Chancery enjoining any such breach and enforcing specifically the terms and provisions hereof, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the state of Delaware. The foregoing is in addition to any other remedy to which any party is entitled at Law, in equity or otherwise.
          (b) Each of the parties hereto irrevocably agrees that any legal action or proceeding in connection with or with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the state of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action in connection with or relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding in connection with or with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 9.6, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
          (c) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action in connection with or relating to this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party or by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.4. Nothing in this Section 9.6 shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.

          Section 9.7 Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party (i) certifies and acknowledges that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, and (ii) acknowledges that it understands and has considered the implications of this waiver and makes this waiver voluntarily, and that it and the other parties have been induced to enter into the Agreement by, among other things, the mutual waivers and certifications in this Section 9.7.
          Section 9.8 Headings. The descriptive headings of the several sections in this Agreement are for convenience only and do not constitute a part of this Agreement and shall not be deemed to limit or affect in any way the meaning or interpretation of this Agreement.
          Section 9.9 Entire Agreement. This Agreement, the other Transaction Documents and the schedules and exhibits attached to any such documents constitute the entire agreement and understanding between the Company and the Investor with respect to the matters referred to herein and supersede all prior agreements, understandings or representations, in each case among the parties, with respect to such matters.
          Section 9.10 Severability. If any term or provision of this Agreement or any application thereof shall be declared or held invalid, illegal or unenforceable, in whole or in part, whether generally or in any particular jurisdiction, such provision shall be deemed amended to the extent, but only to the extent, necessary to cure such invalidity, illegality or unenforceability, and the validity, legality and enforceability of the remaining provisions, both generally and in every other jurisdiction, shall not in any way be affected or impaired thereby.
          Section 9.11 Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.
          Section 9.12 Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined include the plural as well as the singular, and (b) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision. For all purposes of this Agreement, any reference to “Investor” shall, if there is more than one Investor at any time, refer to each Investor individually and all of them collectively.
          Section 9.13 No Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or permitted assignees of the Investor pursuant to Section 4.1(a)(i) and Section 9.2, or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
          Section 9.14 Investor Portfolio Companies. Notwithstanding anything to the contrary in this Agreement, the parties hereby agree that nothing in Section 3.2, Section 3.3 or in Section 4.2 shall apply to any portfolio company of Parent or the Investor with respect to which neither Parent, the Investor nor any of their respective Affiliates (excluding the portfolio company and its Controlled Affiliates) exercises control over the decision of such portfolio company to take any such action that would otherwise be prohibited or required by Section 3.2, Section 3.3 or Section 4.2, nor assisted, encouraged, influenced or facilitated any such decision or action; provided, (a) that neither Parent, the Investor nor any of their respective Affiliates (excluding the portfolio company and its Controlled Affiliates) shall provide or have provided to such portfolio company or any of its Controlled Affiliates any non-public information concerning the Company or any Subsidiary of the Company and (b) such portfolio company is not acting at the request or direction of or in coordination with any of Parent, the Investor or any of their respective Controlled Affiliates (excluding the portfolio company and its Controlled Affiliates).
          Section 9.15 Conflicting Agreements. The Company has not entered into, and, from and after the date hereof, shall not enter into, any agreement, arrangement or understanding which (i) violates or conflicts with any provision of this Agreement or (ii) impedes or prevents the Company’s ability to fulfill and comply with its obligations, or the Investor’s ability to utilize its rights, set forth herein.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth at the head of this Agreement.

NCI BUILDING SYSTEMS, INC.
By:	/s/ Todd R. Moore
	Name:	Todd R. Moore
	Title:	Executive Vice President & General Counsel

CLAYTON, DUBILIER & RICE FUND VIII, L.P.
By:	CD&R ASSOCIATES VIII, LTD.,
its General Partner

By:	/s/ Theresa A. Gore
	Name:	Theresa A. Gore
	Title:	Vice President, Treasurer & Assistant Secretary

CD&R FRIENDS & FAMILY FUND VIII, L.P
By:	CD&R ASSOCIATES VIII, LTD.,
its General Partner

By:	/s/ Theresa A. Gore
	Name:	Theresa A. Gore
	Title:	Vice President, Treasurer & Assistant Secretary

EXHIBIT A
Certificate of Incorporation Amendments
1. The first paragraph of Article FOURTH, Section 1 of the Certificate of Incorporation as of the date of this Agreement shall be amended to read in its entirety as set forth below:
     “Section 1. Capitalization. The Corporation is authorized to issue [•] shares of capital stock. [•] of the authorized shares shall be common stock, one cent ($0.01) par value each (“Common Stock”), and [•] of the authorized shares shall be preferred stock, one dollar ($1.00) par value each (“Preferred Stock”).”
2. The second paragraph of Article FOURTH, Section 1 of the Certificate of Incorporation as of the date of this Agreement shall be amended to read in its entirety as set forth below:
     “Each holder of shares of capital stock of the Corporation shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock of the Corporation held by the stockholder, unless otherwise specifically provided pursuant to this Restated Certificate of Incorporation. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the DGCL. The holders of the Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the General Corporation Law of the State of Delaware.”
3. Article FIFTH, Section 4 of the Certificate of Incorporation as of the date of this Agreement shall be amended to read in its entirety as set forth below:
     “Section 4. Removal. Any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holder or holders of 80 percent of the outstanding voting power of the Corporation.”
4. Article FIFTH, Section 5 of the Certificate of Incorporation as of the date of this Agreement shall be amended to read in its entirety as set forth below:
     “Section 5. Stockholders’ Meetings. Meetings of stockholders of the Corporation may be called by the Chief Executive Officer, by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors, or by the Secretary of the Corporation at the written request of the holder or holders of 25 percent of the outstanding voting power of the Corporation.”
5. Article FIFTH, Section 6 of the Certificate of Incorporation as of the date of this Agreement shall be deleted in its entirety.
6. Article SEVENTH of the Certificate of Incorporation as of the date of this Agreement shall be deleted in its entirety.
7. Article TENTH of the Certificate of Incorporation as of the date of this Agreement shall be deleted in its entirety.
8. A new article shall be added to the Certificate of Incorporation, such article to read in its entirety as set forth below:
“[INSERT ARTICLE NUMBER].
     Section 1. At any time the Stockholders Agreement, dated as of October 20, 2009, by and among the Corporation, Clayton, Dubilier & Rice Fund VIII, L.P. and CD&R Friends & Family Fund VIII, L.P., as amended from time to time (the “Stockholders Agreement”), is in effect, if the number of Investor Directors (as defined in the Stockholders Agreement) then serving on the Board of Directors is not equal to the Investor Director Number (as defined in the Stockholders Agreement), then (x) each CD&R Director (as defined in the Stockholders Agreement) then serving on the Board of Directors shall have, on all matters, that number of votes equal to (i) the Investor Director Number less the number of Investor Independent Directors (as defined in the Stockholders Agreement) and Other Investor Directors (as defined in the Stockholders Agreement) divided by (ii) the number of CD&R Directors then serving on the Board of Directors and (y) each director then serving on the Board of Directors other than a CD&R Director shall have one vote on all matters; provided, that, if there is no CD&R Director then serving on the Board of Directors, then (a) each Investor Director then serving on the Board of Directors shall have, on all matters, that number of votes equal to (i) the Investor Director Number divided by (ii) the number of Investor Directors then serving on the Board of Directors and (b) each director then serving on the Board of Directors other than an Investor Director shall have one vote on all matters. In the event that the limitations and requirements imposed by law, regulation or the rules of a stock exchange on which the securities of the Corporation are quoted or listed for trading impose independence requirements on the directors then serving on the Board of Directors, or on the composition of the Board of Directors, would be violated if the Investor Directors have more than one vote pursuant to the preceding sentence of this Article [•], Section 1, then (a) each Investor Director then serving on the Board of Directors that meets the independence requirements imposed by such law, regulation or rule shall have, on all matters, that number of votes equal to (i) the Investor Director Number less the number of Investor Directors then serving on the Board of Directors who do not meet the independence requirements imposed by such law, regulation or rule divided by (ii) the number of Investor Directors then serving on the Board of Directors who meet the independence requirements imposed by such law, regulation or rule shall have one vote on all matters and (b) each director then serving on the

Board of Directors other than the Investor Directors then serving on the Board of Directors that meets the independence requirements imposed by such law, regulation or rule shall have one vote on all matters.
     Section 2. At any time that any Investor Director has more than one vote pursuant to this Article [•], all references in this Restated Certificate of Incorporation, the Bylaws of the Corporation and any other charter document of the Corporation, as each may be amended from time to time, to “a majority of the directors,” “a majority of the directors then in office,” “a majority of the remaining directors,” “a majority of the entire Board of Directors,” “a majority of the total number of directors “ and similar phrases shall be interpreted to give effect to the proportional voting provisions of this Article [•] on all matters such that (a) the references to “directors” or “Board of Directors” shall mean a number of directors equal to the number of directors that are not Investor Directors then serving on the Board of Directors, plus the then applicable Investor Director Number and (ii) the references to “majority” shall mean a majority of the aggregate number of votes to which each director is entitled pursuant to this Article [•].”

Schedule 3.1(a)
Initial Board

Name	Class	Director Designation

James G. Berges	Class I	CD&R Director

Norman C. Chambers	Class III	Chief Executive Officer

Gary L. Forbes	Class II	Unaffiliated Shareholder Director

Lawrence J. Kremer	Class I	Investor Independent Director

George Martinez	Class II	Unaffiliated Shareholder Director

Nathan K. Sleeper	Class III	CD&R Director

Schedule 3.1(b)(vi)
D&O Insurance

Carrier	Limit of Liability	Retention
Chartis/Illinois National Insurance Group	$25,000,000	$250,000
XL Insurance	$15,000,000	$25,000,000
Arch Insurance Group	$10,000,000	$40,000,000
The Hartford Insurance Group	$10,000,000	$50,000,000
Berkley Professional Liabilty, LLC: Side A	$15,000,000	$60,000,000

Total Limit of Liability	$75,000,000

Schedule 6.2(c)
Certain Actions
1.	The Company, through action of the Board and otherwise, shall approve and use its best efforts to obtain the affirmative vote or consent of the holders of the outstanding shares of Common Stock necessary to increase the number of authorized shares of Common Stock so that the number of authorized, unissued and otherwise unreserved shares of Common Stock is no less than 110% of the number of shares of Common Stock required to permit the conversion of all then-outstanding shares of Series B Preferred Stock into shares of Common Stock in accordance with the applicable terms of conversion as set forth in the Series B Certificate.

2.	The Company, through action of the Board and otherwise, shall approve and use its best efforts to obtain the affirmative vote and consent of the outstanding shares of capital stock of the Company to effect a reclassification (e.g. a reverse stock split) of the outstanding and issued shares of Common Stock as may be necessary to cause the Company to have a number of authorized, unissued and otherwise unreserved shares of Common Stock equal to no less than 110% of the number of shares of Common Stock required to permit the conversion of all then-outstanding shares of Series B Preferred Stock into shares of Common Stock in accordance with the applicable terms of conversion as set forth in the Series B Certificate.

3.	The Company, through action of its Board of Directors and otherwise, shall approve and use its best efforts to obtain the affirmative vote or consent of the outstanding shares of capital stock of the Company to create a new class of capital stock (e.g. Class A Common Stock), identical in all material respects to the Common Stock (except that the Company shall be required to (1) pay a dividend or distribution on such capital stock whenever and to such an extent that a dividend or distribution is paid on the Common Stock and (2) pay a dividend or distribution on the Common Stock whenever and to such an extent that a dividend or distribution is paid on such capital stock), into which the then outstanding shares of Series B Preferred Stock could convert, which new class of capital stock would also be convertible into shares of Common Stock on a one-for-one basis at the election of the holder of Series B Preferred Stock (or such new class of capital stock) and which new class of capital stock, at the option of the Investor, would be registered with the Commission and publicly listed on the stock exchange on which the Common Stock is then listed and traded.